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                                                                       EXHIBIT 5

                                  [LETTERHEAD]


                                 August 9, 1994


Board of Directors
United Parcel Service of America, Inc.

55 Glenlake Parkway NE


Atlanta, Georgia 30303-1232


          Re: Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel for United Parcel Service of America, Inc. ("UPS") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-3 relating to shares of common stock of UPS (the "Shares") in connection with the continuous offering of shares by UPS pursuant to such Registration Statement.


     As counsel for UPS, we have examined such corporate records and other documents of UPS and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we are of the opinion that the Shares being offered and sold pursuant to the continuous offering, are validly issued, fully paid and non-assessable.


     We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and the reference to our Firm in the Registration Statement under the caption Interest of Named Experts and Counsel.

                                        Very truly yours,

                                        /s/ SCHNADER, HARRISON, SEGAL & LEWIS
                                        -------------------------------------
                                        SCHNADER, HARRISON, SEGAL & LEWIS